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                                                                   Exhibit 10(f)

                                    AGREEMENT

            Agreement made as of the 22nd day of November, 1996, by and between Sloan Electronics, Incorporated, a Florida corporation, maintaining its principal business offices at 4860 Featherbed Lane, Sarasota, FL 34242 (Hereinafter referred to as "Manufacturer") and Response USA, Inc., a Delaware corporation, maintaining its principal business offices at 11-H Princess Road, Lawrenceville, NJ 08648 (Hereinafter referred to, together with its affiliates, as "Distributor").

                                   WITNESSETH:

            WHEREAS, Manufacturer manufactures Wander Watch SPS-100 and the MPS-C50 multi-resident system and desires to market said products.

            WHEREAS, the distributor has proven to Manufacturer that it is capable of providing the marketing efforts desired by Manufacturer.

            WHEREAS, the Manufacturer has proven it can design and produce the quality and quantity of products required by the Distributor.

            NOW, THEREFORE, by reason of these premises and in consideration of the mutual covenants herein set forth, the parties hereto agree as follows.

1. Definitions.

            For the purpose of this Agreement, the following items shall be defined as indicated below:

            1.1 "SPS-100 Product" shall mean Manufacturer's item designated as "Wander Watch SPS-100" and any additions, revisions and/or modifications thereto.

            1.2 "MPS-C50 Product" shall mean Manufacturer's item designated as "Wander Watch MPS-C50 multi-resident system" and any additions, revisions and/or modifications thereto.

            1.3   "Products" shall mean the SPS-100 Product and the MPS-C50
                  Product.

            1.4 "Customer" shall mean the initial purchaser from the Distributor (which is generally a Healthcare Institution).

            1.5 "End-User" shall mean the person who purchases a Product for use, and not for resale (generally the customer of the Customer).

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            1.6   "Healthcare Industry" shall mean that segment of the economy engaged in the provision and/or delivery of medical and healthcare services to individuals.

            1.7 "Healthcare Institutions" shall mean the businesses and governmental agencies engaged in the Healthcare Industry, including but not limited to hospitals, pharmacies, nursing associations, home health care delivery organizations, and municipal, state and federal agencies providing for the delivery of and/or reimbursement for home healthcare services.

            1.8 "Distributor's Healthcare Distribution Network" shall mean the Distributor's existing and future network of Healthcare Institutions and persons that Distributor now or in the future may market its Personal Emergency Response Systems ("PERS") to, including but not limited to dealers and franchisees of Distributor and end-users of Distributor's PERS.

      2. Appointment of Distributor.

            2.1 During the term of this Agreement, manufacturer hereby designates, constitutes, and appoints the Distributor to market and solicit orders of the Products. The Distributor shall have the exclusive worldwide Healthcare Industry rights to the SPS-100 Product which shall entitle the Distributor to have the exclusive right to sell the SPS-100 Product worldwide to Healthcare Institutions and to individuals through Distributor's Healthcare Distribution Network. The Distributor shall have non-exclusive world-wide rights to the MPS-C50 Product which shall entitle the Distributor to have non-exclusive right to sell the MPS-C50 Product worldwide. Other than KingAlarm Distributors, Inc., of New Jersey ("KingAlarm"), the Manufacturer agrees to refrain from appointing other distributors of the SPS-100 Product and from selling the SPS-100 Product itself at the retail or wholesale level (including sales to Healthcare Institutions, dealers and End-Users) and that any orders submitted to the Manufacturer for the SPS-100 Product from the Healthcare Industry shall be directed to the Distributor.

            2.2 Manufacturer hereby grants the Distributor a license to use the trademarks and service marks of the Products and the trade name "SEI" to identify the manufacturer of the Products.

            2.3 In the event that (a) with respect to calendar year 1997, Distributor fails to use reasonable efforts to fully and effectively promote the sale of the SPS-100 Product to the Healthcare Industry, (b) with respect to calendar year 1998, Distributor's net sales of the SPS-100 Product for such year


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                  are not at least 20% greater than its net sales of the SPS-100
                  Product for 1997 (and such shortfall is not due to any breach of this Agreement by the Manufacturer), or (c) with respect to any calendar year after 1998, Distributor's net sales of the SPS-100 Product for such year are not at least 20% greater than its net sales of the SPS-100 Product for the preceding year (and such shortfall is not due to any breach by the Manufacturer) and during each such year Distributor fails to use reasonable efforts to fully and effectively promote the sale of the SPS-100 Product to the Healthcare Industry, then in any such case Manufacturer shall have the right, by written notice given to Distributor within 90 days after the end of the relevant calendar year, to cause Distributor's rights to distribute the SPS-100 Product hereunder to the Healthcare Industry to become non-exclusive, effective 90 days after the date such notice is given. If Distributor's right to distribute the SPS-100 Product to the Healthcare Industry becomes non-exclusive, then Manufacturer shall have the right to market and sell the SPS-100 Product itself and/or to appoint other distributors of the SPS-100 Product to the Healthcare Industry.

3. Distributor's Rights and Obligations.

            During the term of this Agreement, the Distributor shall:

            3.1 The Distributor shall provide Manufacturer with data regarding the location of all products identified by a serial number from Manufacturer, provided that Manufacturer agrees to keep all such data (including the identities of Customers and End-Users) confidential and not to disclose it to any third party or use it for any purpose other than in connection with recalls of Products or as otherwise required by law.

            3.2 The Distributor shall have the right to use any and all of the Manufacturer's marketing tools, resources, Healthcare Industry customer lists and Healthcare Industry customer inquiries, and any related information or supplies related to the Products and market as may be appropriate, in connection with the marketing and sale of the SPS-100 Product.

            3.3 The Distributor, upon receipt of a written release and consent in satisfactory form from KingAlarm as described in Section
                  4.6 below, shall pay to Manufacturer a licensing fee in the amount of $35,000. Such fee will include the development of the Communications Package described in Section 4.7 below.


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            3.4   Distributor shall not produce any product(s) which could be considered directly competitive with the product line currently known as Wander Watch SPS-100.

4. Manufacturer's Rights and Obligations.

            4.1 Manufacturer shall manufacture quality Products ready for resale at mutually agreed upon time frames using quality components and good manufacturing procedures. Manufacturer shall deliver Products within a reasonable time after receipt of Distributor's orders.

            4.2 Manufacturer shall allocate such time and financial resources as it deems necessary and appropriate for research and development to improve the Products in accordance with changes in the industry, advancements in technology, recommendations from the Distributor and its agents in comparison with competition, knowledge gained by Manufacturer, and related enterprises.

            4.3 Manufacturer shall not produce any product(s) which could be considered directly competitive with the product line currently known as Wander Watch SPS-100.

            4.4 Manufacturer shall continue its best efforts to enhance and expand Products to help Distributor meet its twenty percent (20%) sales increase requirements in order to maintain exclusivity under Section 2.3.

            4.5 Manufacturer will not use the Distributor's name or logo in any advertising or promotional materials without the prior written approval of such materials by the Distributor.

            4.6 Manufacturer shall, as a condition to the effectiveness of this Agreement and payment of the fee described in Section 3.3 above, obtain a release and consent from KingAlarm Distributors, Inc. of New Jersey, permitting Manufacturer to enter into this Agreement with Distributor.

            4.7 Manufacturer shall develop a digital communicator for the Products to communicate to standard receivers used at Distributor's central station (the "Communications Package"). Manufacturer shall use its best efforts to complete its research and development of the Communications Package in order that the Products may be manufactured with the Communications Package fully installed, and available for distribution on or before 60 days following the execution of this Agreement.


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5. Training and Related Expenses.

            5.1 Each of the parties hereto shall bear its own expenses for travel and training. In the event that Distributor desires to have individuals under its control attend meetings with Manufacturer, it will contact Manufacturer so that a mutually agreeable time and place can be established for the meetings.

6. Warranty, Maintenance, and Repairs.

            6.1 Manufacturer shall issue a limited warranty on the Products as published in its current promotional materials, a copy of which is attached hereto as Schedule "B". The limited warranty shall provide for the right to return the Product for credit (in the full amount of the purchase price) within 60 days of the date of purchase by the Customer and for the repair or replacement of the Product at no charge for parts or labor for two years (except transmitter batteries which shall be for one year) from the date of purchase by the Customer, and shall exclude any consequential damages the purchaser may suffer. The Distributor shall be allowed to pass the Warranty to the Customer and to the End-User.

            6.2 The Manufacturer shall provide basic trouble-shooting to the Distributor and to its Customers for any Product under warranty during the Term of this Agreement and for two years following the term of this Agreement.

            6.3 If Manufacturer shall at its sole option decide to repair an item under warranty, it shall make such repairs in a timely manner at the expense of Manufacturer, and return the Product directly to the Customer, the End-User, or the Distributor when directed.

            6.4 Products not under warranty shall be subject to the following repair procedure. A reasonable repair cost estimate shall be made by Manufacturer and reported immediately to the Distributor for information and instruction as to whether to repair or not. If directed by the Distributor to go ahead and repair, Manufacturer will repair items for the reasonably stated estimate, upon written request by Distributor. Distributor shall pay the costs for the repair within 30 days of delivery of the repaired Product. Costs shall include, but not be limited to, labor, shipping, and parts.

7. Purchase.

            7.1 Distributor hereby places an initial pre-production purchase order for 100 units of the SPS-100 Product with the Communications Package.


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            7.2   Distributor shall pay for all Products delivered within
                  forty-five (45) days of receipt, except that the initial purchase referred to in Section 7.1 shall be paid for within thirty (30) days of receipt.

            7.3 The Distributor shall purchase mutually agreed upon quantities of the Products at the prices shown on "Schedule A" pricing from Manufacturer attached hereto. Any price change must be reasonable and in line with the electronics/computer industry (but in no event to exceed 10% per annum) and shall not become effective until 60 days after the Manufacturer notifies the Distributor of such change or, if later, such effective date as may be specified by the Manufacturer. A schedule of Products shall be published in January of each year. Each order for Products shall be made by:

                              A. A Purchase Order signed by an authorized
                        officer or employee of the Distributor; and

                              B. Payment in the amount of one-half the order
                        amount to the Manufacturer's assembly firm (to be named upon receipt of P.O.) to be placed in escrow pending receipt of the Products by Distributor.

8. Assignment.

            8.1 The parties shall not assign or otherwise transfer this Agreement or any interest or rights herein without the prior written consent of the other party. Any such purported assignment, transfer or attempt to assign or transfer any interest or right herein, without the prior written consent of the other party, shall be null and void, and of no effect. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party in connection with the sale of the business of such party, whether by sale of assets, merger or otherwise, and Distributor may assign this Agreement to any of its subsidiary companies.

9. Municipal Bids.

            9.1 Manufacturer expressly waives the right to sell directly to any government entities engaged in the Healthcare Industry.

10. Commercial Sales.

            10.1 Manufacturer retains the right to market and sell the SPS-100 Product solely in connection with sales of the MPS-C50 Product by Manufacturer. The SPS-100 product is supplied in connection with the MPS-C50 Product as a demonstrator only, and numbers supplied have been limited. The


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                  provisions of this Section 10.1 shall not be construed as
                  restricting the Distributor or its Customers from selling the SPS-100 Product in connection with sales of the MPS-C50 Product.

11. Term of Agreement.

            11.1 This Agreement shall become effective upon the date first written (hereinafter the "effective date") and shall be for a term of two (2) years commencing on the date that the Products containing the Communications Package are available for purchase. The Agreement shall be automatically renewed on a year-to-year basis thereafter unless either of the parties fail to conform to the terms and conditions hereof. The party alleging that the other party has failed to so conform shall sixty (60) days prior to the expiration of the term notify the other party as to the particulars of its allegation of non-conformance and its desire to terminate this Agreement.

            11.2 Either party may terminate this Agreement in the event that the other party materially breaches this Agreement and fails to cure such breach within 30 days after written demand therefor.

12. Indemnification and Insurance.

            12.1 Distributor shall indemnify and hold harmless Manufacturer and its directors, officers, employees and agents from and against any all losses, liabilities, damages and expenses (including reasonable attorney's fees and expenses) which it may incur or be obligated to pay in any action, claim of proceeding against it, for or by reason of any negligence or misconduct by Distributor or any of its agents or employees in connection with Distributor's performance of this Agreement. The provisions of this Section and Distributor's obligations hereunder shall survive any termination of this Agreement.

            12.2 Except to the extent Manufacturer is entitled to be indemnified by Distributor pursuant to Section 12.1 hereof, Manufacturer shall indemnify and hold harmless Distributor and its directors, officers, employees and agents from and against any and all losses, liabilities, damages and expenses (including reasonable attorney's fees and expenses) which it may incur or be obligated to pay in any action, claim or proceeding against it arising out of or relating to the manufacture, distribution, promotion, sale or use by Customers or End-Users of the Products distributed by Distributor hereunder. The provisions of this Section and Manufacturer's obligations hereunder shall survive any termination of this Agreement.


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            12.3  Manufacturer shall indemnify and hold harmless Distributor and its directors, officers, employees and agents from and against any and all such losses, liability, damages and expenses (including reasonable attorney's fees and expenses) which any of them may incur or be obligated to pay in any action, claim or proceeding against any of them for infringement of any other person's patent rights, trademark rights or other proprietary rights, but only where such action, claim or proceeding results from the activities of Distributor contemplated by the Agreement conducted in accordance with the terms of this Agreement. Distributor shall give Manufacturer prompt written notice of any such claim or action and thereupon Manufacturer shall undertake and conduct the defense of any suit so brought. Distributor shall have the right to participate in the defense of any such claim or action at its expense through counsel of its choosing. In the event appropriate action is not taken by Manufacturer within 10 days of its receipt of notice from Distributor or Manufacturer fails to diligently pursue the defense of such claim thereafter, Distributor shall have the right to defend such claim or action in its own name, but no settlement or compromise of any such claim or action may be made without prior written approval of Manufacturer (which approval shall not be unreasonably withheld or delayed). In either case, Manufacturer and Distributor shall keep each other fully advised of all developments and shall cooperate with each other in all respects in connection with any such defense as is made. The provisions of this Section and Manufacturer's obligations hereunder shall survive any termination of this Agreement.

            12.4 Commencing on or before the date on which Manufacturer first ships Products to Distributor hereunder, Manufacturer shall obtain and maintain at lest $2 million of products liability insurance coverage with respect to the Products distributed by Distributor hereunder, with a deductible per occurrence of no more than the customary deductible for products liability insurance in the electronics/computer industry, but in any event no more than $15,000, at Manufacturer's expense, and shall cause Distributor to be named as an additional named insured on the policy under which such insurance is provided. Manufacturer shall maintain "tail" insurance coverage, of the same type, amount and deductible as it is required to maintain during the term of this Agreement, for a period of two years after termination of this Agreement for any reason whatsoever.

13. Miscellaneous.

            13.1 Neither party shall represent itself as the agent or legal representative of the other party or shall have any right to create or assume any obligation


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                  of any kind, express or implied, for or on behalf of the other party in any way whatsoever. This Agreement and the performance by any party under this Agreement shall not be deemed to create a relationship other than as independent contractors.

            13.2 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and this Agreement may not be amended or modified, except in a writing signed by both parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sloan Electronics                   Response USA, Inc.

By:                                By:
    -------------------                --------------------
       Paul A. Sloan

Its: President                     Its:
                                       --------------------


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                                   SCHEDULE A

Initial pre-production order of 100 units of SPS-100 Products $400.00 per Unit*

      Minimum Orders of:

            0-100 units of SPS-100 Products $____ per Unit*

            101-500 units of SPS-100 Products $____ per Unit*

            Over 500 units of SPS-100 Products $____ per Unit*

            0-100 units of MPS-C50 Products $____ per Unit*

            101-500 units of MPS-C50 Products $____ per Unit*

            Over 500 units of MPS-C50 Products $____ per Unit*

            In addition to the above price, Distributor shall pay to Manufacturer a portion of the monthly monitoring fee equal to 20% of such fee or $7.50 (whichever is lower) derived from central station monitoring revenues actually received from Customers or End Users of the Products during the Term of this Agreement.

*Including a built-in digital communicator. The prices are to be mutually agreed upon between Manufacturer and Distributor following receipt of the initial 100 pre-production order of SPS-100 Products.


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